                                                                    Exhibit 23.4


                          CONSENT OF FINANCIAL ADVISOR


We consent to the use of our fairness opinion letter dated December 31, 1998 and the update to be dated as of the date of the Prospectus/Proxy Statement forming a part of the Registration Statement on Form S-4 filed by First Financial Bancorp in connection with the proposed merger of Hebron Bancorp, Inc. to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.


/s/ Professional Bank Services, Inc.
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PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
April 6, 1999